UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 22, 2013

U.S. Wireless Online, Inc.

(Exact name of registrant as specified in its charter)

Wyoming	333-61424	82-0505220
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1621 Central Ave., Cheyenne, WY, 82001

(Address of Principal Executive Officers) (Zip Code)

Registrant's telephone number, including area code: 647-426-1640

________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

1.01     Entry into a Material Definitive Agreement

On August 1, 2013, US Wireless Online, Inc. (The “Company”) entered into a Share Exchange Agreement with Key TechnoloLabs Pvt. LTD, (“KTLP”), www.Keytechnolabs.com, an India-based IT company. The Company will acquire 100 percent ownership in KTLP in exchange, and in consideration of, 25,000,000 (twenty five million) shares of the Company’s common stock. See Exhibit 99.0 for details of the transaction.

Section 5 - Corporate Governance and Management

5.02     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

The Company has accepted the resignation of Sasa Vasiljevic as Chief Executive Officer and Director. Mr. Vasiljevic’s resignation was not because of any disagreement with management or the board concerning accounting practices, policies, or procedures. (See Exhibit 99.1)

The Company appointed Rajesh Babaria, serve as Chief Executive Officer and Director. Mr. Rajesh is the Chief Executive Officer and Founder of KTLP.

Section 8 - Other Events

8.01     Other Events

It was announced in the August 26, 2013 press release that the Company would changes its name to Mercor Portfolio, Inc., along with a symbol change, which was yet to be determined. As of this time, the Company, by unanimous board approval, has opted to withdraw its name and symbol change.

Section 9 - Financial Statements and Exhibits

9.01     Financial Statements and Exhibits

No

99.0	Share Purchase Agreement

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 9, 2013

By: /s/ Sasa Vasiljevic
Sasa Vasiljevic, CEO

3